Q1 Fiscal 2020 Supplemental Segment Information

Q1 Fiscal 2020 Segment Performance(1) ($ in thousands) Three months ended December 31, Period over period 2019 2018 growth Adjusted Net Revenue(2) Merchant Services, excluding Purchased Portfolios $ 26,132 $ 21,301 23% Purchased Portfolios 1,333 2,037 (35)% Merchant Services 27,465 23,338 18% Proprietary Software and Payments 14,569 6,232 134% Other (410) — nm Total $ 41,624 $ 29,570 41% Adjusted EBITDA(2) Merchant Services $ 9,034 $ 7,851 15% Proprietary Software and Payments 5,418 2,851 90% Other (2,593) (2,124) 22% Total $ 11,859 $ 8,578 38% Adjusted EBITDA as a percentage of Net Revenue 28.5% 29.0 % Volume Merchant Services $ 3,635,056 $ 2,804,139 30% Proprietary Software and Payments 204,062 139,710 46% Total $ 3,839,118 $ 2,943,849 30% 1. i3 Verticals has two segments, “Merchant Services,” which includes Purchased Portfolios (a subset of merchant contracts purchased in 2014 and 2017) and "Proprietary Software and Payments." i3 Verticals also has an “Other” category, which includes corporate overhead. 2. Adjusted Net Revenue and Adjusted EBITDA are non-GAAP financial measures. Refer to the following slides for the reconciliation of non-GAAP 2 financial measures.

Reconciliation of Non-GAAP Financial Measures The reconciliation of our revenue to non-GAAP adjusted net revenue is as follows: ($ in thousands) Three months ended December 31, 2019 Proprietary Software Merchant Services(2) and Payments Other Total Revenue $ 27,465 $ 14,056 $ (410) $ 41,111 Acquisition revenue adjustments(1) — 513 — 513 Interchange and nework fees — — — — Adjusted Net Revenue $ 27,465 $ 14,569 $ (410) $ 41,624 ($ in thousands) Three months ended December 31, 2018 Proprietary Software Merchant Services(3) and Payments Other Total Revenue $ 77,702 $ 7,166 $ — $ 84,868 Acquisition revenue adjustments(1) — 531 — 531 Interchange and nework fees (54,364) (1,465) — (55,829) Adjusted Net Revenue $ 23,338 $ 6,232 $ — $ 29,570 1. Under GAAP, companies must adjust, as necessary, beginning balances of acquired deferred revenue to fair value as part of acquisition accounting as defined by GAAP. Acquisition revenue adjustments remove the effect of these adjustments to acquisition date fair value from acquisitions that have closed as of the date of the earnings release. 2. Merchant Services includes purchased portfolios which had revenue of $1,333, acquisition revenue adjustments of $0 and interchange and network fees of $0 for the three 3 months ended December 31, 2019. 3. Merchant Services includes purchased portfolios which had revenue of $3,846, acquisition revenue adjustments of $0 and interchange and network fees of $1,809 for the three months ended December 31, 2018.

Reconciliation of Non-GAAP Financial Measures

The reconciliation of our income (loss) from operations to non-GAAP pro forma adjusted net income and non-GAAP adjusted EBITDA is as follows:

($ in thousands)	Three months ended December 31, 2019				Three months ended December 31, 2019			
	Merchant Services	Proprietary Software and Payments	Other	Total	Merchant Services	Proprietary Software and Payments	Other	Total
Income (loss) from operations	$ 7,289	$ 2,006	$ (5,198)	$ 4,097	$ 5,388	$ 1,689	$ (3,547)	$ 3,530
Interest expense, net	—	—	2,014	2,014	289	—	625	914
Provision for income taxes	—	—	149	149	247	—	18	265
Net income (loss)	7,289	2,006	(7,361)	1,934	4,852	1,689	(4,190)	2,351
Non-GAAP Adjustments:								
Provision for income taxes	—	—	149	149	247	—	18	265
Non-cash change in fair value of contingent consideration[(1)]	(1,206)	1,360	—	154	(319)	(30)	—	(349)
Equity-based compensation[(2)]	—	—	2,124	2,124	—	—	951	951
Acquisition revenue adjustments[(3)]	—	513	—	513	—	531	—	531
Acquisition-related expenses[(4)]	—	—	262	262	—	—	360	360
Acquisition intangible amortization[(5)]	2,746	975	—	3,721	2,623	282	—	2,905
Non-cash interest[(6)]	—	—	100	100	—	—	233	233
Other taxes[(7)]	4	—	50	54	—	—	3	3
Non-GAAP adjusted income before taxes	8,833	4,854	(4,676)	9,011	7,403	2,472	(2,625)	7,250
Pro forma taxes at effective tax rate[(8)]	(2,208)	(1,214)	1,169	(2,253)	(1,850)	(618)	656	(1,812)
Pro forma adjusted net income[(9)]	6,625	3,640	(3,507)	6,758	5,553	1,854	(1,969)	5,438
Plus:								
Cash interest expense, net[(10)]	—	—	1,914	1,914	289	—	392	681
Pro forma taxes at effective tax rate[(8)]	2,208	1,214	(1,169)	2,253	1,850	618	(656)	1,812
Depreciation and internally developed software amortization[(11)]	201	564	169	934	159	379	109	647
Adjusted EBITDA	$ 9,034	$ 5,418	$ (2,593)	$ 11,859	$ 7,851	$ 2,851	$ (2,124)	$ 8,578

3VERTICALS
See footnotes continued on the next slide.
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Reconciliation of Non-GAAP Financial Measures 1. Non-cash change in fair value of contingent consideration reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period or the original estimates made at the closing of the applicable acquisition. 2. Equity-based compensation expense consisted of $2,124 related to stock options issued under the Company's 2018 Equity Incentive Plan during the three months ended December 31, 2019. 3. Under GAAP, companies must adjust, as necessary, beginning balances of acquired deferred revenue to fair value as part of acquisition accounting as defined by GAAP. Acquisition revenue adjustments remove the effect of these adjustments to acquisition date fair value from acquisitions that have closed as of the date of the earnings release. 4. Acquisition-related expenses are the professional service and related costs directly related to our acquisitions and are not part of our core performance. 5. Acquisition intangible amortization reflects amortization of intangible assets and software acquired through business combinations, acquired customer portfolios, acquired referral agreements and related asset acquisitions. 6. Non-cash interest expense reflects amortization of deferred financing costs. 7. Other taxes consist of franchise taxes, commercial activity taxes and other non-income based taxes. Taxes related to salaries or employment are not included. 8. Pro forma corporate income tax expense is based on Non-GAAP adjusted income before taxes and is calculated using a tax rate of 25.0% for both 2019 and 2018, based on blended federal and state tax rates, considering the Tax Reform Act for 2018. 9. Pro forma adjusted net income assumes that all net income during the period is available to the Class A common stockholders. 10.Cash interest expense, net represents all interest expense recorded on the Company's statement of operations other than non- cash interest expense, which represents amortization of deferred financing costs. 11.Depreciation and internally developed software amortization reflects depreciation on the Company's property, plant and equipment, net, and amortization expense on its internally developed capitalized software. 5